Exhibit 99.1

Cryoport Completes Warrant Tender Offer

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Irvine, CA, November 03, 2016 - Cryoport, Inc. (NASDAQ: CYRX, CYRXW) (“Cryoport” or the “Company”) the world’s leading cryogenic logistics company dedicated to the life sciences industry, today announced it has received gross proceeds of approximately $3.7 million from warrants tendered and exercised in connection with its previously announced warrant exchange offer (the “Offer”) that expired on Friday, October 28, 2016.

Jerrell Shelton, CEO of Cryoport, said, “We are pleased to have successfully completed the offer and raise additional funds to support the growth of our business. This capital will be used, largely, to support the growing demand in our biopharma market. Cryoport provides unparalleled cold chain logistics solutions to many of the world’s leading regenerative medicine companies. In fact, currently, we provide logistics support for over 100 clinical trials, each of which contain significant potential embedded revenue opportunity.”

“Capital from this raise will also support our continued investment in sales and marketing programs, engineering, operations, client care, and information systems as we expand our position and competencies in cold chain logistics for life sciences companies. We believe Cryoport’s prospective future has never been better as demand continues to be fueled by exciting developments in the life sciences industry.”

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the Company’s securities. More details regarding the Offer can be found on the Company’s website and in the Company’s Tender Offer Statement on Schedule TO and the related exhibits included therein, as amended, initially filed with the Securities and Exchange Commission on August 11, 2016.

About Cryoport, Inc.

Cryoport is the life sciences industry’s most trusted global provider of cold chain logistics solutions for temperature-sensitive life sciences commodities, serving the biopharmaceutical market with leading-edge logistics solutions for biologic materials, such as regenerative medicine, including immunotherapies, stem cells and CAR-T cells. Cryoport’s solutions are used by points-of-care, CRO’s, central laboratories, pharmaceutical companies, manufacturers, university researchers et al; as well as the reproductive medicine market, primarily in IVF and surrogacy; and the animal health market, primarily in the areas of vaccines and reproduction. Cryoport’s proprietary Cryoport Express® Shippers, Cryoportal™ Logistics Management Platform, leading-edge SmartPak II™ Condition Monitoring System and geo-sensing technology, paired with unparalleled cold chain logistics expertise and 24/7 client support, make Cryoport the end-to-end cold chain logistics partner that the industry trusts.

Cryoport is dedicated to

•	simplifying global cold chain logistics through innovative technology, unmatched monitoring and data capture and support, including consulting;

•	delivering the most advanced temperature controlled logistics solutions for the life sciences industry; and
•	providing vital information that provides peace of mind throughout the life of each logistics process.

For more information, visit www.cryoport.com. To download Cryoport's investor relations app, which offers access to SEC documents, press releases, videos, audiocasts and more, please click to download from your iPhone and iPad or Android mobile device. Sign up to follow @cryoport on Twitter at www.twitter.com/cryoport.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, such as the expected use of the proceeds from the Offer, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2016. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer / Elizabeth Barker

tfromer@kcsa.com / ebarker@kcsa.com

P: 1 212-682-6300

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